                                  SCHEDULE 14A

                                 (RULE 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                   EXCHANGE ACT OF 1934 (AMENDMENT NO. _____)



Filed by the registrant  [X]

Filed by a party other than the registrant  [  ]

Check the appropriate box:
[  ]  Preliminary proxy statement.          [  ] Confidential, for use of the
                                                 Commission only (as
[X]   Definitive proxy statement.                permitted by Rule 14a-6(e)(2)).

[  ]  Definitive additional materials.

[  ]  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12.

                          VERITAS SOFTWARE CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of Filing Fee (check the appropriate box):

[X]  No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

         (1)  Title of each class of securities to which transaction applies:
              ------------------------------------------------------------------

         (2)  Aggregate number of securities to which transaction applies:
              ------------------------------------------------------------------

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
              ------------------------------------------------------------------

         (4)  Proposed maximum aggregate value of transaction:
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         (5)  Total fee paid:
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         [ ]  Fee paid previously with preliminary materials:
              ------------------------------------------------------------------

         [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1)  Amount Previously Paid:
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         (2)  Form, Schedule or Registration Statement No.:
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         (3)  Filing Party:
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         (4)  Date Filed:
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

                                  VERITAS LOGO
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Dear VERITAS Stockholder:

     We invite you to attend the 2000 annual meeting of stockholders of VERITAS Software Corporation. The meeting will be held at our headquarters located at 1600 Plymouth Street, Mountain View, California 94043 on Wednesday, May 10, 2000 at 8:30 a.m. Pacific Time. At the meeting, we will:

     1. Elect two Class B directors to our board of directors, each to serve for a term of three years or until his successor has been duly elected and qualified or until his earlier resignation or removal;

     2. Vote on an amendment to our Restated Certificate of Incorporation to increase the number of shares of common stock that we are authorized to issue from 500,000,000 to 2,000,000,000 shares;

     3. Ratify our board of directors' selection of Ernst & Young LLP as our independent accountants for our current fiscal year; and

     4. Transact any other business as may properly come before the meeting or any adjournment or postponement of the meeting.

     All of these actions are more fully described in the proxy statement accompanying this notice.

     Only stockholders who owned our stock at the close of business on March 24, 2000 may vote at the meeting or at any adjournment or postponement of the meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING. You may vote in person at the meeting, even if you have already returned a proxy card.

     We look forward to seeing you at the meeting.

                                          Sincerely,

                                          /s/ MARK LESLIE
                                          Mark Leslie
                                          Chief Executive Officer and
                                          Chairman of the Board

Mountain View, California
April 10, 2000

                          VERITAS SOFTWARE CORPORATION
                            ------------------------

                                PROXY STATEMENT
                            ------------------------

                   INFORMATION ABOUT SOLICITATION AND VOTING

     Our board of directors is soliciting your proxy for our 2000 annual meeting of stockholders. The meeting will be held at our headquarters located at 1600 Plymouth Street, Mountain View, California 94043 on Wednesday, May 10, 2000 at 8:30 a.m. Pacific Time. Our telephone number is (650) 335-8000.

     This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

     All proxies will be voted in accordance with the instructions specified on the proxy card. If no choice is specified, the proxies will be voted in favor of the board nominees and the proposals described in the attached Notice of Annual Meeting of Stockholders and this proxy statement. This proxy statement and the enclosed proxy card were first mailed on or about April 10, 2000 to stockholders entitled to vote at the meeting.

     We will pay the costs of soliciting proxies from stockholders. We have hired ChaseMellon Shareholder Services LLC to help us solicit proxies from brokers, bank nominees and other institutional owners. We expect to pay ChaseMellon a fee of approximately $5,000 for its services and will reimburse ChaseMellon for its out-of-pocket expenses, which we estimate will not be more than $2,500. We may also reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding voting information to the beneficial owners. Our directors, officers and regular employees may solicit proxies on our behalf, without additional compensation, in person or by telephone.

                   INFORMATION ABOUT SHARE AND PER SHARE DATA

     Except where otherwise indicated, we have adjusted all share and per share data to reflect all stock splits, effected as stock dividends, through the date of this proxy statement.

                             QUESTIONS AND ANSWERS

Q: Who can vote at the meeting?

A: The board of directors set March 24, 2000 as the record date for the meeting.
   If you owned our stock on March 24, 2000, you may attend and vote at the meeting. You are entitled to one vote for each share of common stock held on all matters to be voted on. On March 24, 2000, there were approximately 396,532,084 shares of our common stock outstanding.

Q: How many votes do you need to hold the meeting?

A: A majority of our outstanding shares as of the record date must be present at the meeting in order to hold the meeting and conduct business. This is called a quorum. Shares are counted as present at the meeting if the stockholder (1) is present and votes in person at the meeting, or (2) has properly submitted a proxy card.

Q: What proposals will be voted on at the meeting?

A: There are three proposals scheduled to be voted on at the meeting. The scheduled proposals are:

     - Proposal No. 1: To elect two Class B directors to our board of directors, each to serve for a term of three years or until his successor has been duly elected and qualified or until his earlier resignation or removal;

     - Proposal No. 2: To vote on an amendment to our Restated Certificate of Incorporation to increase the number of shares of common stock that we are authorized to issue from 500,000,000 to 2,000,000,000 shares; and

     - Proposal No. 3: To ratify our board of directors' selection of Ernst & Young LLP as our independent accountants for our current fiscal year.

Q: What is the vote required for proposal No. 1?

A: For the election of directors, the two individuals receiving the highest number of "FOR" votes will be elected. You may give each candidate one vote for each share you held on the record date. You may not vote your shares cumulatively.

Q: What is the vote required for proposal No. 2?

A: The proposal to amend our Restated Certificate of Incorporation will be approved if a majority of the shares of our common stock outstanding on March 24, 2000, including the shares reserved for issuance upon the exchange of exchangeable shares of our Canadian subsidiary, are voted "FOR" the proposal.

Q: How are votes counted?

A: You may vote either "FOR" or "AGAINST" each nominee for the board of directors. You may vote "FOR," "AGAINST" or "ABSTAIN" on the other proposals. If you abstain from voting on the other proposals, it has the same effect as a voting against. If you just sign your proxy card with no additional instructions, your shares will be counted as a "FOR" vote for each director nominee and a "FOR" vote for the other proposals. If you do not vote and you hold your shares in a brokerage account in your broker's name, your shares will not be counted in the tally of the number of shares cast "FOR," "AGAINST" or "ABSTAIN" on any proposal where your broker does not have discretionary authority to vote. This will have the effect of reducing the number of shares needed to approve proposal No. 1 and proposal No. 3. However, these shares may be counted for the purpose of establishing a quorum for the meeting. Voting results are tabulated and certified by our transfer agent, ChaseMellon Shareholder Services LLC.

Q: How can I vote my shares in person at the meeting?

A: Shares held directly in your name as the stockholder of record may be voted in person at the meeting. If you choose to do so, you will need to bring the enclosed proxy card or proof of identification to the meeting in order to vote in person. If you hold your shares in a brokerage account in your broker's name, you must request a legal proxy from your stockbroker in order to vote at the meeting.

Q: How can I vote my shares without attending the meeting?

A: Whether you hold shares directly as a stockholder of record or in a brokerage account in your broker's name, you may vote without attending the meeting. Your may vote by granting a proxy or, for shares held in a brokerage account, by submitting voting instructions to your broker or nominee. Please refer to the summary instructions included on your proxy card. For shares held in a brokerage account, the voting instruction card will be included by your broker or nominee.

Q: How can I change my vote after I return my proxy?

A: You may revoke your proxy and change your vote at any time before the final vote at the meeting. You may do this by signing a new proxy card with a later date or by attending the meeting and voting in person. Attending the meeting will not revoke your proxy unless you specifically request it.

Q: What is VERITAS' voting recommendation?

A: Our board of directors recommends that you vote your shares "FOR" each of the board nominees and "FOR" the other proposals described in this proxy statement.

Q: Where can I find the voting results of the meeting?

A: The preliminary voting results will be announced at the meeting. The final results will be published in our quarterly report on Form 10-Q for the second quarter of our fiscal year 2000.

                                 PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

     Our board of directors currently consists of 10 directors and is divided into three classes serving staggered three-year terms. Directors for each class will be elected at the annual meeting of stockholders held in the year in which the term for that class expires and will serve for three years. You will vote on the two Class B director nominees listed below. Each Class B director will serve a three-year term expiring at the 2003 annual meeting of stockholders, or until his successor is duly elected and qualified or until his earlier resignation or removal. The remaining six directors will continue to serve for the terms shown in the table below. We currently have two vacancies on our board of directors, one of which is a Class B director, the other of which could be designated to any class by our board of directors. Each of these vacancies may be filled only by a majority vote of the directors in office.

     Our board of directors has nominated William H. Janeway and Joseph D. Rizzi to serve as the Class B directors.

     If you just sign your proxy card with no additional instructions, you shares will be counted as a "FOR" vote for each director nominee. If any director nominee is unable or declines to serve as a director, the proxy holders named on the proxy card may vote for a substitute nominee at their discretion. Each director nominee has consented to serve as a director.

DIRECTORS AND NOMINEES FOR DIRECTOR

     The names of the current directors and the director nominees, their ages as of December 31, 1999 and other information about them are shown below:

         NAME OF DIRECTOR
      OR NOMINEE FOR DIRECTOR        AGE            PRINCIPAL POSITION             DIRECTOR SINCE
      -----------------------        ---            ------------------             --------------
Nominees for Class B
  directors -- term expiring at the
  2003 annual meeting
William H. Janeway.................  56     Director                                    1997
Joseph D. Rizzi....................  57     Director                                    1987
Class C directors -- term expiring
  at the 2001 annual meeting
Fred van den Bosch.................  52     Executive Vice President of                 1996
                                            Engineering, Director
Steven Brooks......................  48     Director                                    1996
Stephen Luczo......................  42     Director                                    1999
Class A directors -- term expiring
  at the 2002 annual meeting
Mark Leslie........................  54     Chief Executive Officer and                 1988
                                            Chairman of the Board
Geoffrey Squire....................  52     Executive Vice President and Vice-          1997
                                            Chairman of the Board
Gregory Kerfoot....................  40     Director                                    1999

     Each of the directors listed above were appointed to our board of directors on May 28, 1999. The dates given for the last column include time served by each individual both as our director and as a director of our predecessor companies.

  Nominees for Class B directors

     Mr. Janeway has been a director of VERITAS or our predecessors since April 1997. Mr. Janeway has been a Managing Director of E.M. Warburg Pincus & Co., LLC, an investment services firm, since 1988. Mr. Janeway is a director of BEA Systems, Inc., ECsoft Group, PLC, Inacom Corp., Indus International, Inc. and Industri-Mathematik Intl. Corp.

     Mr. Rizzi has been a director of VERITAS or our predecessors since 1987. Since 1986, he has been a general partner of Matrix Partners, a venture capital firm.

  Directors continuing in office

     Mr. Leslie is our Chief Executive Officer and Chairman of the Board. Mr. Leslie has served as Chief Executive Officer of VERITAS or our predecessors since 1990 and as a director since 1988. Mr. Leslie is also Chairman of the Board of Versant Corporation, an object management solutions company, and serves on the board of directors of Brocade Communications Systems, Inc., a supplier of storage area network software, and on the board of directors of Keynote Systems, Inc., a supplier of Internet performance measurement and diagnostic services.

     Mr. Squire has served as Executive Vice President and Vice Chairman of the Board of VERITAS or our predecessors since April 1997, when VERITAS merged with OpenVision Technologies, Inc. Mr. Squire became a director of OpenVision in 1994 and was appointed Chief Executive Officer of OpenVision in July 1995. From November 1994 to June 1995, he was President and Chief Operating Officer at OpenVision. Mr. Squire was President of the U.K. Computing Services and Software Association in 1994 and, in 1995, was elected as the founding President of the European Information Services Association. Mr. Squire also serves as a director of Industri-Mathematik International Corp.

     Mr. van den Bosch has served as Executive Vice President, Engineering of VERITAS or our predecessors since July 1997. Mr. van den Bosch served as our Senior Vice President, Engineering from 1991 to July 1997 and was appointed as a director in February 1996. From 1970 until 1990, he served in various positions with Philips Information Systems, including Director of Technology.

     Mr. Brooks has been a director of VERITAS or our predecessors since 1996. Since February 1999, Mr. Brooks has been a general partner and a managing director of Broadview Capital Partners, a private equity firm. From September 1997 to February 1999, Mr. Brooks was a managing director of Donaldson, Lufkin & Jenrette Securities Corporation, an investment banking firm. From 1994 to 1997, Mr. Brooks served as Managing Director and Head of Global Technology Investment Banking at Union Bank of Switzerland Securities, LLC. Mr. Brooks is a director of Paychex, Inc., a national payroll processing and business services company, and QRS Corporation, an electronic commerce company.

     Mr. Kerfoot has been a director of VERITAS since May 1999. In May 1999, Mr. Kerfoot became President and a director of Seagate Software. From May 1996 to May 1999, Mr. Kerfoot served as Seagate Software's Chief Strategic Officer and as President of the Information Management Group. In 1994, he joined Seagate Technology in connection with its acquisition of Crystal Computer Services, and continued as Crystal's Director of Research and Development until May 1996.

     Mr. Luczo has been a director of VERITAS since May 1999. Since July 1997, Mr. Luczo has served as Chairman of the Board of Directors of Seagate Software, Inc. and as Chief Executive Officer, President and Director of Seagate Technology, Inc. From March 1995 to July 1997, Mr. Luczo served as Seagate Software's Chief Operating Officer. Mr. Luczo joined Seagate Technology in 1993 as Senior Vice President, Corporate Development, and was promoted to Executive Vice President, Corporate Development in March 1995, where he served until September 1997. He was promoted to President and Chief Operating Officer of Seagate Technology in September 1997, and served in the latter capacity until August 1998. In July 1998, Mr. Luczo was promoted to Chief Executive Officer and appointed to the Board of Directors of Seagate Technology. Mr. Luczo also serves on the boards of directors of Cobalt Networks, Inc., Dragon Systems, Inc. and Gadzoox Networks Inc.

BOARD MEETINGS AND COMMITTEES

     Our board of directors held five meetings and acted twice by unanimous written consent in 1999. Each director attended at least 75% of the board of directors and committee meetings during which he was a director during 1999. Our board of directors has an audit committee and a compensation committee.

  Audit committee

     Mr. Brooks and Mr. Kerfoot are the current members of the audit committee. Mr. Kerfoot was appointed to the audit committee in October 1999, taking the place of Mr. Rizzi on the audit committee. Each of them is independent as defined under the listing standards that apply to us. The audit committee met twice in 1999.

     The audit committee reviews with our independent public accountants and with our internal accounting staff the scope and results of the independent accountants' audit work, our annual financial statements, and the adequacy of our internal accounting and control systems. The audit committee also recommends to our board of directors the firm of independent public accountants to be selected to audit our accounts, and makes further inquiries as it deems necessary or desirable to inform itself as to the conduct of our affairs.

  Compensation committee

     Mr. Janeway and Mr. Rizzi are the current members of the compensation committee. Mr. Janeway was appointed to the compensation committee in October 1999, taking the place of Mr. Brooks on the compensation committee. Each of them is independent and a non-employee director as defined under the standards that apply to us. The compensation committee met twice in 1999.

     The compensation committee reviews and makes recommendations to the board of directors regarding the compensation for officers and compensation guidelines for our employees. The compensation committee also administers our employee stock and option plans and makes decisions regarding the grant of all forms of stock compensation awarded to officers.

     Our board of directors does not have a nominating committee or a committee performing similar functions.

  Compensation committee interlocks and insider participation

     Except as described below, none of the persons who served on our compensation committee during any part of 1999 had any interlocking relationships as defined by the SEC.

     Mr. Brooks was a managing director of Donaldson, Lufkin & Jenrette Securities Corporation, or DLJ, at the time our board of directors approved the NSMG combination. In the NSMG combination, which occurred in May 1999, VERITAS Operating Corporation, formerly known as VERITAS Software Corporation, merged to become our wholly-owned subsidiary, and Seagate Software, Inc. contributed its Network & Storage Management Group business to us. DLJ served as the financial advisor to VERITAS Operating Corporation in the NSMG combination, for which VERITAS Operating Corporation paid them $7.5 million. Mr. Brooks was not a member of the DLJ team responsible for obtaining the internal approval of, or presenting to the board of directors of VERITAS Operating Corporation, DLJ's fairness opinion. Mr. Brooks participated as a member of the board of directors of VERITAS Operating Corporation in approving all aspects of the NSMG combination, other than the retention of DLJ as financial advisor.

COMPENSATION OF DIRECTORS

  How board members are compensated

     Our non-employee directors receive a specified number of stock options under our directors' plan each year. Our board members do not receive any fees for attending board or board committee meetings, but are reimbursed for actual expenses they incur to attend meetings.

  Amendments to the directors' plan

     In April 1999, our board of directors approved an amendment to the directors' plan to provide that, if the number of outstanding shares of common stock is changed as a result of a stock dividend, stock split, reverse stock split, combination or other similar capital change, the board of directors will have discretion to determine whether the number of shares available for issuance under the directors' plan, the maximum number of shares that can be granted to a director, the number of shares subject to outstanding options or the other terms of such outstanding options, will be adjusted to reflect the capital change.

     In October 1999, our board of directors approved an amendment to the directors' plan to provide for the decrease in the number of shares subject to each initial grant made on or after January 1, 1999 from 121,500 to 25,000, the decrease in the number of shares subject to each succeeding grant made on or after January 1, 1999 from 30,375 to 6,500, and the change in vesting of those option grants to a vesting rate of 1/48th of the shares subject to these option grants per month, with no board meeting attendance requirements. Our board of directors did not adjust the 25,000 and 6,500 grant amounts for our 2-for-1 stock split in the form of a stock dividend effected in July 1999, our 3-for-2 stock split in the form of a stock dividend effected in November 1999, or our 3-for-2 stock split in the form of a stock dividend effected in March 2000. The board of directors may, at its discretion, increase the number of shares subject to each initial grant to 121,500, and increase the number of shares subject to each succeeding grant to 30,375, without stockholder approval.

  Grant of options to directors

     Following the October 1999 amendment, our directors' plan provides that each non-employee director will receive an initial option grant to purchase 25,000 shares of our common stock on the later to occur of (1) the date he or she is first elected to the board, or (2) the date his or her most recent prior option grant becomes fully vested as to all shares.

     In addition, following the October 1999 amendment, each non-employee director will receive a succeeding option grant to purchase 6,500 shares of our common stock each year on the anniversary date of the most recent prior option granted to him or her, provided the individual is still a member of the board. A non-employee director cannot receive a succeeding grant earlier than the first anniversary of his or her initial grant.

  Exercisability of options

     Options granted under the directors' plan are immediately exercisable. Once exercised, we will have a right to repurchase unvested shares. This repurchase right lapses as the shares vest. Vesting is as follows:

     - Initial grants made prior to January 1, 1999 vest as to 15,187 shares, and succeeding grants made prior to January 1, 1999 vest as to 3,798 shares, on the last day of each calendar quarter, provided that the non-employee director attends at least one board meeting during the quarter.

     - Initial grants and succeeding grants made on or after January 1, 1999 vest as to 1/48th of the shares subject to the options on a monthly basis with no requirement that the non-employee director attend board meetings.

  Terms of options

     Director options have a 10-year term and will fully vest as to any shares that remain unvested on the day immediately preceding the 10th anniversary of the date the option is granted. Options cease to vest, but remain exercisable as to vested shares if the non-employee director ceases to be a member of the board, so long as he or she continues to provide services to us as a consultant.

  Effect of mergers, consolidations, dissolutions or liquidations

     In the event of a merger, consolidation, dissolution or liquidation of VERITAS, the sale of substantially all of our assets or any other similar corporate transaction, the vesting of all options granted under the directors' plan will accelerate and the options will become exercisable in full.

  Number of shares reserved for issuance under the directors' plan

     We have reserved 2,531,250 shares of our common stock for issuance under the directors' plan. In the event that any outstanding option under the directors' plan expires or terminates for any reason, the shares of common stock allocable to the unexercised portion of the option will be available again for future grant under the directors' plan. On March 24, 2000, options to purchase 1,069,687 shares were outstanding, 509,305 options had been exercised and 952,258 shares were eligible for future grant of options.

                  THE BOARD RECOMMENDS A VOTE FOR THE ELECTION
                       OF EACH OF THE NOMINATED DIRECTORS

                                 PROPOSAL NO. 2

             AMENDMENT TO OUR RESTATED CERTIFICATE OF INCORPORATION

     Our Restated Certificate of Incorporation, as currently in effect, authorizes us to issue up to 500,000,000 shares of common stock, $0.001 par value per share, 10,000,000 shares of preferred stock, $0.001 par value per share, and one share of special voting stock, $1.00 par value. On January 27, 2000, our board of directors approved an amendment to Section 4.1 of our Restated Certificate of Incorporation to increase the number of shares of common stock authorized for issuance by 1,500,000,000 to a total of 2,000,000,000 shares. The text of Section 4.1, as it is proposed to be amended, is as follows:

          "Classes of Stock. The total number of shares of all classes of stock which the Corporation has authority to issue is two billion ten million and one (2,010,000,001) shares, consisting of three classes: two billion (2,000,000,000) shares of Common Stock, $0.001 par value per share, ten million (10,000,000) shares of Preferred Stock, $0.001 par value per share, and one (1) share of Special Voting Stock, $1.00 par value."

     If the amendment is approved by our stockholders, it will become effective upon the filing of the amendment with the Delaware Secretary of State.

CURRENT USE OF SHARES

     On March 24, 2000, there were approximately 396,532,084 shares of our common stock outstanding. All of the remaining authorized but unissued shares of our common stock have been reserved for future issuance upon the exchange of exchangeable shares of our Canadian subsidiary, upon conversion of our outstanding convertible notes and for issuance under our stock plans.

PURPOSE AND EFFECT OF THE PROPOSED AMENDMENT

     The proposed amendment will authorize additional shares of common stock to provide us with the flexibility to issue common stock from time to time for any proper purpose approved by our board of directors, including issuances in connection with future stock dividends and issuances to raise capital or effect acquisitions, without the need to delay these activities pending in order to obtain stockholder approval, except when stockholder approval is required by our charter documents, applicable law or the rules of any stock exchange on which our common stock may then be listed. We do not currently have any arrangement, agreement or understanding for the issuance or use of these additional shares of authorized common stock, other than issuances permitted or required by our stock plans, and other than the transaction described below in the last paragraph of "Related Party Transactions," for which we will seek your approval in a separate special meeting of stockholders.

     The additional shares of common stock would have rights identical to the currently outstanding common stock. The issuance of the additional shares of common stock would not affect your rights as a stockholder, except for effects that are incidental to increasing the number of shares of common stock outstanding, such as dilution of earnings per share and voting power. Our stockholders do not have preemptive rights to purchase additional securities that may be issued by us, which means that our current stockholders do not have a prior right to purchase any securities that we may issue in order to maintain their proportionate ownership of our common stock.

     In addition to the purposes discussed above, the proposed amendment could have an anti-takeover effect, although that is not our intention. For example, it may be possible for our board of directors to delay or impede a takeover or transfer of control of VERITAS by causing additional authorized shares to be issued to holders who might side with our board of directors in opposing a takeover bid. The amendment, therefore, may have the effect of discouraging unsolicited takeover attempts. By potentially discouraging the initiation of takeover attempts, the proposed amendment may limit the opportunity of our stockholders to dispose of their shares at the higher price generally available in takeover attempts or that may be available under a merger proposal. However, our board of directors is not aware of any attempt or proposal to takeover or transfer of control of VERITAS, and we are not proposing this amendment with the intent that it be used as a type of anti-takeover device.

     We adopted a stockholder rights agreement in June 1999, which is designed to protect stockholders from proposed takeovers and other takeover tactics by providing our stockholders with specified rights to acquire shares of our capital stock upon the occurrence of certain events. Although the rights agreement provides for the issuance of preferred stock in the event the rights become exercisable under the terms of the rights agreement, we may, under some circumstances, be required to issue a substantial number of shares of common stock. A failure to have a sufficient number of shares available could result in a delay or failure of implementation of the rights agreement. An increase in the authorized number of shares of common stock could therefore make a change of control of VERITAS more difficult by facilitating the operation of the rights agreement.

         THE BOARD RECOMMENDS A VOTE FOR THE AMENDMENT TO OUR RESTATED
                          CERTIFICATE OF INCORPORATION

                                 PROPOSAL NO. 3

          RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

     Our board of directors has selected Ernst & Young LLP as our independent public accountants to perform the audit of our financial statements for the year ending December 31, 2000. You are being asked to ratify this selection. One or more representatives of Ernst & Young LLP will be present at the meeting, will be able to make a statement, if they wish to do so, and are expected to be available to respond to appropriate questions.

        THE BOARD RECOMMENDS A VOTE FOR THE RATIFICATION OF SELECTION OF
              ERNST & YOUNG LLP AS INDEPENDENT PUBLIC ACCOUNTANTS

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table shows how much of our common stock was beneficially owned as of March 1, 2000 by each director, each executive officer named in the summary compensation table, all directors and executive officers as a group, and by each holder of 5% or more of our common stock. To our knowledge, the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable, unless we indicate otherwise below.

     We have included in each person's beneficial ownership that person's options to purchase common stock that are exercisable within 60 days after March 1, 2000. However, we have not included any other person's options for the purpose of computing percentage ownership. Percentage ownership is based on 393,706,421 shares outstanding on March 1, 2000.

                   AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP

                                                                                        PERCENT OF
             BENEFICIAL OWNER                  SHARES        OPTIONS        TOTAL         CLASS
             ----------------                -----------    ---------    -----------    ----------
Gregory Kerfoot............................  128,059,966      112,500    128,172,466       32.5%
Stephen Luczo..............................  128,059,966      106,500    128,172,466       32.5
Seagate Software, Inc. ....................  128,059,966            0    128,059,966       32.5
Seagate Technology, Inc. ..................  128,059,966            0    128,059,966       32.5
Putnam Investments, Inc. ..................   24,222,090            0     24,222,090        6.2
Mark Leslie................................    1,447,609    2,284,969      3,732,578          *
Fred van den Bosch.........................       27,715    1,441,540      1,469,255          *
Joseph Rizzi...............................      168,373      479,437        647,810          *
Peter Levine...............................      325,270      129,621        454,891          *
Paul Sallaberry............................      120,232      319,042        439,274          *
Steven Brooks..............................       20,250      258,750        279,000          *
William H. Janeway.........................      151,487      112,500        263,987          *
Kenneth Lonchar............................      123,347      136,085        259,432          *
All executive officers and directors as a
  group (14 persons).......................  130,567,434    6,628,466    137,195,900       34.3%

---------------
* Less than one percent

     Unless we indicate otherwise below, each holder's address is c/o VERITAS Software Corporation, 1600 Plymouth Street, Mountain View, CA 94043.

     Seagate Software, Inc. is a majority-owned subsidiary of Seagate Technology, Inc. Mr. Luczo, one of our directors, is President, Chief Executive Officer and a member of the board of directors of Seagate Technology and Chairman of the board of directors of Seagate Software. Mr. Kerfoot, one of our directors, is the President and a director of Seagate Software. As such, Mr. Luczo and Mr. Kerfoot each may be deemed to have an indirect pecuniary interest in an indeterminate portion of the shares beneficially owned by Seagate Software. Mr. Luczo and Mr. Kerfoot each disclaim beneficial ownership of these shares for the purposes of Section 16 of the Securities Exchange Act of 1934 or otherwise. The business address of Mr. Kerfoot and Seagate Software is 915 Disc Drive, Scotts Valley, CA 95066. The business address of Mr. Luczo and Seagate Technology is 920 Disc Drive, Scotts Valley, CA 95067.

     The address of Putnam Investments, Inc. is One Post Office Square, Boston, MA 02109. The number of shares beneficially owned by Putnam Investments is based on a Schedule 13G filed by them in February 2000.

                             EXECUTIVE COMPENSATION

     The following table sets forth all compensation awarded to, earned by or paid for services rendered to VERITAS in all capacities during 1999, 1998 and 1997 by our chief executive officer and four other most highly compensated executive officers. This information includes the dollar value of base salaries, commissions and bonus awards, the number of shares subject to stock options granted and certain other compensation, whether paid or deferred. We do not grant stock appreciation rights and provide no long-term compensation benefits other than stock options.

                           SUMMARY COMPENSATION TABLE

                                                                                                 LONG-TERM
                                                                                                COMPENSATION
                                                                                             ------------------
                                                             ANNUAL COMPENSATION                   AWARDS
                                                    --------------------------------------   ------------------
                                                                              OTHER ANNUAL       SECURITIES
        NAME AND PRINCIPAL POSITION          YEAR    SALARY       BONUS       COMPENSATION   UNDERLYING OPTIONS
        ---------------------------          ----   --------   ------------   ------------   ------------------
Mark Leslie................................  1999   $400,000     $875,000        $2,500           719,999
Chief Executive Officer                      1998    300,000      398,765         1,200           556,874
                                             1997    250,000      326,400         1,200           860,616
Paul A. Sallaberry.........................  1999    225,000      500,000         2,500           337,499
Executive Vice President, Worldwide Sales    1998    295,603       99,691         1,200           168,749
                                             1997    336,042       58,485         1,200           354,365
Fred van den Bosch.........................  1999    250,000      437,500         2,500           449,999
Executive Vice President of Engineering      1998    220,000      219,321         1,200           371,249
                                             1997    160,000      140,598         1,200           506,241
Peter J. Levine............................  1999    200,000      375,000         2,500           337,499
Executive Vice President, Strategic
Operations                                   1998    150,000      179,691         1,200           168,749
                                             1997    145,000      149,270         1,200           354,370
Kenneth Lonchar............................  1999    215,000      275,000             0           112,499
Chief Financial Officer                      1998    191,200      179,444             0           101,250
                                             1997    114,667      133,680             0           101,241

     Portions of bonuses for services rendered in 1999, 1998 and 1997 were each paid in the following fiscal year. Messrs. Sallaberry and Lonchar joined us in April 1997 when we merged with OpenVision Technologies, Inc. The compensation amounts include sales commissions paid to Mr. Sallaberry in the amount of $166,090 for 1998 and $170,837 for 1997. We have restated Mr. Sallaberry's compensation amounts in 1998 and 1997 to reflect sales commissions earned rather than paid in the years shown. The other annual compensation amounts represent our matching contributions to our 401(k) plan.

OPTION GRANTS IN 1999

     The following table sets forth further information regarding the individual grants of stock options pursuant to our stock option plans during 1999 to each of the above named officers. The table illustrates the hypothetical gains or "option spreads" that would exist for the options at the end of the 10-year term of the options based on assumed annualized rates of compound stock price appreciation of 5% and 10% from the dates the options were granted to the end of the term. The 5% and 10% assumed rates of annual compound stock price appreciation are mandated by SEC rules and do not represent our estimate or projection of future common stock prices. Actual gains, if any, on option exercises will depend on the future performance of our common stock and overall market conditions. The potential realizable values shown in this table may never be achieved.

                                     PERCENT OF
                       NUMBER OF       TOTAL                                POTENTIAL REALIZABLE VALUE AT
                       SECURITIES     OPTIONS                               ASSUMED RATES OF STOCK PRICE
                       UNDERLYING    GRANTED TO    EXERCISE                 APPRECIATION FOR OPTION TERM
                        OPTIONS     EMPLOYEES IN     PRICE     EXPIRATION   -----------------------------
        NAME            GRANTED     FISCAL YEAR    ($/SHARE)      DATE           5%              10%
        ----           ----------   ------------   ---------   ----------   ------------    -------------
Mark Leslie..........   719,999         4.1%        $17.55      5/25/09      $7,949,192      $20,144,813
Paul A. Sallaberry...   337,499         1.9          17.55      5/25/09       3,726,178        9,442,866
Fred van den Bosch...   449,999         2.5          17.55      5/25/09       4,968,241       12,590,498
Peter J. Levine......   337,499         1.9          17.55      5/25/09       3,726,178        9,442,866
Kenneth Lonchar......   112,499         0.6          17.55      5/25/09       1,242,052        3,147,603

     The exercise price of all stock options was equal to the fair market value of our common stock on the date of grant. Stock options vest over four years at the rate of 1/48th of the shares subject to the options per month, and the vesting will accelerate in the event of an acquisition or merger. The options were granted for a term of 10 years, subject to earlier termination upon termination of employment.

AGGREGATE OPTION EXERCISES IN 1999 AND FISCAL YEAR-END OPTION VALUES

     The following table sets forth information concerning the exercise of stock options during 1999 by each of the above named officers, including the aggregate amount of gains on the date of exercise. In addition, the table includes the number of shares covered by both vested and unvested stock options held on December 31, 1999 by each of those officers. Also reported are values for "in the money" stock options that represent the positive spread between the respective exercise prices of outstanding stock options and the fair market value of the our common stock as of December 31, 1999. The fair market value is determined by the closing price of our common stock on December 31, 1999, which was $95.42 per share.

                                                       NUMBER OF SECURITIES           VALUE OF UNEXERCISED
                         SHARES                       UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS AT
                        ACQUIRED                   OPTIONS AT FISCAL YEAR-END(#)       FISCAL YEAR-END($)
                          UPON          VALUE      -----------------------------   ---------------------------
        NAME           EXERCISE(#)   REALIZED($)      VESTED         UNVESTED         VESTED        UNVESTED
        ----           -----------   -----------   -------------   -------------   ------------   ------------
Mark Leslie..........    324,562     $ 8,321,498      2,127,937       1,490,624    $195,086,560   $126,214,010
Paul A. Sallaberry...    378,727      11,602,969        308,479         650,542      27,289,846     55,022,599
Fred van den Bosch...    269,999      12,419,916      1,431,931         872,575     131,978,577     73,302,499
Peter J. Levine......    508,779      11,266,014         97,885         578,599       8,193,901     48,370,784
Kenneth Lonchar......     23,356         411,420        131,560         198,026      11,629,224     16,442,184

     The value realized for option exercises is the aggregate fair market value of our common stock on the date of exercise less the exercise price. The values for unexercised in-the-money options are based on the difference between the option exercise price and the fair market value of the stock on December 31, 1999. These values have not been, and may never be, realized.

EMPLOYMENT AGREEMENTS

     All of our executive officers entered into employment agreements with us effective May 28, 1999.

TERMS OF THE AGREEMENTS

     Under the employment agreements, these officers will be paid a base salary and will be entitled to receive a performance bonus as determined by the board of directors or the compensation committee. All these employment agreements provide for a term of one year, except for Mark Leslie, which provides for a term of two years. In addition, each employment agreement provides that at the end of its term, the employee will continue on a month-to-month basis on the terms and conditions in the employment agreement.

SEVERANCE PROVISIONS

     Generally, if there is an involuntary termination under one of these employment agreements as described below, then the employee will be entitled to six months of base compensation, plus any unpaid quarterly bonuses, and 50% of the employee's target bonus for the fiscal year. In addition, the employee will be entitled to continued vesting of all stock options and restricted stock held by the employee through a nine-month consulting period, and the continued exercisability of all stock options for three months following the end of the consulting period. The employee will also be entitled to continue to receive health, dental and life insurance coverage and will be retained as our consultant for a period of time as set forth in the applicable agreement.

     The employee will not be entitled to receive severance benefits if the employee's employment terminates by reason of the employee's voluntary resignation, if we terminate the employee's employment after the last day of the initial employment term or if the termination is for cause, except those under our severance and benefits plans.

     "Involuntary termination" means:

     - the reduction of employee's duties, authority or responsibilities, or the assignment to employee of reduced duties, authority or responsibilities, without employee's consent;

     - a reduction in the employee's base salary;

     - a reduction in the employee's target bonus opportunity with the result that employee's overall cash compensation package is significantly reduced;

     - the relocation of employee to a facility or a location more than 30 miles away from the employee's then current location, without employee's consent;

     - any termination of employee without cause; and

     - any act or set of acts that would, under California case law or statute, constitute a constructive termination of employee.

  Noncompetition provisions

     The employment agreements provide that, until the end of the consulting period, the employee will not be an owner, consultant, director or employee of any business that has products that compete directly with our products, without our authorization. In addition, until one year after the employee's termination for any reason, the employee may not solicit any of our employees to leave their employment or cause an employee to leave.

                        REPORT ON EXECUTIVE COMPENSATION

     We, the compensation committee, make all decisions involving the cash and stock compensation of our executive officers. William H. Janeway and Joseph D. Rizzi are the members of the compensation committee. Mr. Janeway was appointed to the compensation committee in October 1999, taking the place of Steven Brooks on the compensation committee.

     General compensation policy. The compensation committee acts on behalf of our board of directors to establish our general compensation policy for all of our employees. We typically review and set target bonuses for our chief executive officer and all other executive officers and review compensation guidelines for our employees at or about the beginning of each year. We administer all of our stock plans.

     Our philosophy in compensating executive officers, including our chief executive officer, is to relate compensation to corporate financial performance and individual performance. Thus, our compensation policy, which applies to executives and some of our other managers, relates a portion of each individual's total compensation to our financial objectives set forth at the beginning of our fiscal year and quarterly performance goals set forth at the beginning of each quarter. Long-term equity incentives for executive officers are effected through the granting of stock options under our 1993 equity incentive plan. Stock options generally have value for the executive only if the price of our common stock increases above the fair market value on the grant date and the executive remains employed for the period required for the shares to vest.

     The base salaries of the executive officers are determined in part by the compensation committee reviewing executive compensation surveys and other independent information sources as they are available, such as the Radford Associates executive compensation report. This survey is nationally known for its database of high technology company compensation practices. In addition, the members of our compensation committee have knowledge of the prevailing competitive salaries in the computer software industry. We also reviewed and compared the practices of other companies with respect to their stock option grants. We attempted to target total cash compensation at or above the 50th percentile of the survey companies.

     In preparing the performance graph for this proxy statement, we used the Hambrecht & Quist Technology Index as our published line of business index, as we believe that the Hambrecht & Quist Technology Index is a good indication of stock price performance with respect to our industry. We believe that the data contained in the compensation surveys described in the previous paragraph, which includes certain companies on the Hambrecht & Quist Technology Index, is a good benchmark with respect to executive compensation practices in our industry.

     Base compensation. The information discussed above was presented to us in December 1998. The compensation committee reviewed the recommendations and performance and market data outlined above and established a base salary level to be effective January 1, 1999 for each executive officer, including our chief executive officer. The base salaries were targeted at or above the 50th percentile for similar sized companies in the high technology industry for all the executive officers, including our chief executive officer.

     Incentive compensation. Under our executive incentive plan, cash bonuses were awarded to an executive officer in the form of a profit bonus. The profit bonus paid to executives depends on the net income specified in our operating plan as follows:

     - A net income achievement below 90% of the operating plan would not produce any profit bonus for the executive officer while a net income achievement of 90% would entitle the executive officer to 50% of his bonus. Achievement of 100% of the net income would entitle the executive officer to 100% of the profit bonus, with any intermediate achievement between 90% and 100% earning a proportional amount of the profit bonus.

     - At a net income of 110% of the plan, 150% of the profit bonus would be earned by the executive officer, with any intermediate achievement between 100% and 110% resulting in a proportional amount of the profit bonus. At a net income of 120% of the plan, 250% of the profit bonus would be earned by the executive officer.

     - The maximum profit bonus an executive can earn is 250% of their profit bonus.

     If we were to approve a mid-year update of our operating plan, then the annual net income objective would be the sum of the first two quarters as specified in the original operating plan, and the second two quarters as specified in the mid-year update. The profit bonuses described in the plan are subject to our review, and we have the authority to modify these bonuses at our discretion.

     Stock options. In 1999, stock options were granted to executive officers to continue to incentivize them and aid in their retention, and to align their interest with those of the stockholders. Stock options typically have been granted to executive officers when the executive first joins us, in connection with a significant change in responsibilities and, occasionally, to achieve equity with peers. Stock option positions of executives are reviewed annually relative to their retention value and additional options may be granted to executives by the compensation committee. We may, however, grant additional stock options to executives for other reasons. The number of shares subject to each stock option grant is based on anticipated future contribution and ability to impact corporate and/or business unit results, past performance or consistency within the executive's peer group. In 1999, we considered these factors, as well as the number of options that remained unvested as of the date of grant. In our discretion, executive officers may also be granted stock options under our 1993 equity incentive plan to provide greater incentives to continue their employment with us and to strive to increase the value of our common stock. The stock options generally vest over a four-year period and are granted with an exercise price equal to the fair market value of our common stock on the date of grant.

     For 2000, we will be considering whether or not to grant future options under our 1993 equity incentive plan to executive officers based on the factors described above, with particular attention to our financial objectives and the executive officers' success in obtaining financial and operational objectives established for 1999 and to the number of options currently held by each executive officer that remain unvested. Our objectives, which we consider to be our confidential business information, do not necessarily have an immediate or direct effect on the trading price of our common stock.

     Chief executive officer compensation. For 1999, after review of our profit performance, which was 132% of the operating plan as measured against our objectives, the compensation committee determined that Mr. Leslie should be awarded a profit bonus of 219% of base salary, or 250% of the target award, in the amount of $875,000. Mr. Leslie was granted a stock option to purchase 719,999 shares of our common stock on May 25, 1999. This stock option grant began vesting June 19, 1999, and vests monthly over a four-year period. In granting the stock options to Mr. Leslie, the compensation committee reviewed Mr. Leslie's prior outstanding option grants and the number of options that remained unvested. The compensation committee believed that these grants were appropriate to provide Mr. Leslie with proper incentives for 1999 and 2000 and take into account his prior stock holdings.

     Compliance with Section 162(m) of the Internal Revenue Code of 1986. We intend to comply with the requirements of Section 162(m) for 1999. Our 1993 equity incentive plan is currently in compliance with Section 162(m) by virtue of the inclusion of a limitation on the number of shares that an executive officer may receive under the plan. We do not expect cash compensation for 2000 to be affected by the requirements of Section 162(m).

     Summary. We, the members of the compensation committee, believe that our compensation programs are successful in attracting and retaining qualified employees and in tying compensation directly to performance for stockholders and service to customers. We will continue to monitor closely the effectiveness and appropriateness of each of the components of compensation to reflect changes in our business environment.

Compensation Committee

Joseph D. Rizzi
Steven Brooks, for period from January 1, 1999 to October 14, 1999 William H. Janeway, for period from October 14, 1999 to December 31, 1999

                            STOCK PRICE PERFORMANCE

     The stock price performance graph below is required by the SEC and shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed soliciting material or filed under such acts.

     The graph below compares the cumulative total stockholder return on our common stock from December 31, 1994 to December 31, 1999 with the cumulative total return of the S&P 500 Index and the Hambrecht & Quist Technology Index over the same period. These returns assume the investment of $100 in our common stock and in each of the other indices on the date of our initial public offering, and reinvestment of all dividends.

     The comparisons in the graph below are based on historical data and are not intended to forecast the possible future performance of our common stock.

                  COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN
             AMONG VERITAS SOFTWARE CORPORATION, THE S&P 500 INDEX
                   AND THE HAMBRECHT & QUIST TECHNOLOGY INDEX

                           [STOCK PRICE PERFORMANCE]

                           RELATED PARTY TRANSACTIONS

     From January 1, 1999 to the date of this proxy statement, there have not been any and there are currently no proposed transactions in which the amount involved exceeded $60,000 to which we or any of our subsidiaries were or are to be a party and in which any executive officer, director, 5% beneficial owner of our common stock or member of the immediate family of them had or will have a direct or indirect material interest and there are no business relationships between us and any entity, of which a director of VERITAS is an executive officer or of which a director of VERITAS owns equity interest in excess of 10%, involving payments for property or services in excess of five percent of our consolidated gross revenues for 1999, except as described above under proposal No. 1 -- "Board meetings and committees," under "Executive Compensation" and as described below.

     We acquired the Network & Storage Management Group business of Seagate Software, Inc. on May 28, 1999. As a result of this transaction, Seagate Software owns approximately 33% of our outstanding common stock. Stephen J. Luczo, who is Chairman of the board of directors of Seagate Software, and President, Chief Executive Officer and a member of the board of directors of Seagate Technology, Inc., and Gregory B. Kerfoot, who is President and a director of Seagate Software, joined our board of directors. As part of the transaction, we entered into the agreements described below with Seagate Software and its parent, Seagate Technology.

     We entered into a stockholder agreement with Seagate Software on May 28, 1999. This agreement gives Seagate Software the right (1) to nominate up to two members of our board, (2) to sell up to 27,000,000 shares of our common stock during the first year after May 28, 1999 in a firm commitment underwritten public offering, (3) in any quarter in which that public offering does not take place, to sell up to 9,000,000 shares of our common stock in each of the first three full quarters after May 28, 1999 and up to 13,500,000 shares of our common stock in the fourth full quarter after May 28, 1999, and (4) for five years to maintain its ownership percentage if we issue stock to third parties in certain transactions. Pursuant to the board nomination rights of Seagate Software, Mr. Kerfoot and Mr. Luczo are members of our board of directors.

     VERITAS and Seagate Software entered into a registration rights agreement on May 28, 1999. This agreement gave Seagate Software the right to require, once in any nine-month period, that we register for public resale the shares of our stock owned by Seagate Software.

     We entered into a three-year cross-license and OEM agreement on October 5, 1998 with Seagate Software Information Management Group, Inc., a subsidiary of Seagate Software, and amended the agreement on April 16, 1999. We entered into a 10-year development and license agreement with Seagate Technology on October 5, 1998. These agreements provide for the development and/or licensing of certain products among the parties and restrictions on the parties' ability to compete with each other or to enter into relationships with competitors of the other party. The royalty fees under these agreements, if any, are to be determined at a later date.

     We, Seagate Technology and Seagate Software entered into a transition services and facilities use agreement on May 28, 1999. This agreement sets forth the terms by which VERITAS, Seagate Technology and Seagate Software continued to share certain facilities and services. The term and payment for the services that we are receiving are as follows: (1) $56,500 per month for the cost of transitional warehousing, distribution, billing and collection services from Seagate Technology Netherlands, the Netherlands division of Seagate Technology International, a Cayman Islands corporation and wholly owned subsidiary of Seagate Technology, which we stopped using in December 1999; and (2) for various shared facilities, between $775 to $1,375 per employee per month for shared facilities in Singapore, Australia and Hong Kong, which we vacated in September 1999, and $15,500 per month for a shared facility in France, which we expect to vacate no later than May 2000. The term and payment for the services that we are providing are as follows: $32,100 per month for shared facilities in Florida and California, which facilities we expect to be vacated by Seagate Software no later than June 2000.

     Terence Cunningham resigned as President, Chief Operating Officer and as a director of VERITAS, effective as of August 30, 1999. In connection with his resignation we agreed, in addition to the terms and conditions of our May 1999 employment agreement with Mr. Cunningham, to transfer to Mr. Cunningham rights and title to an automobile and specified items of his office equipment. As a result of his resignation, Mr.

Cunningham received an aggregate severance payment of approximately $250,000 and is entitled to the continued vesting of his options to purchase our common stock, equal to 592,597 shares, through May 2001.

     In August 1999, Seagate Software sold a total of 18,523,500 shares of our common stock pursuant to a registration statement at a price of $22.14 per share. In that same offering, Warburg, Pincus Investors, L.P. sold 2,446,500 shares of our common stock at a price of $22.14. The general partner of Warburg, Pincus Investors, L.P. is Warburg, Pincus & Co. William H. Janeway, one of our directors, is a general partner of Warburg, Pincus & Co. In November 1999, Seagate Software sold a total of 9,000,000 shares of our common stock upon reliance on Rule 145 promulgated under the Securities Exchange Act of 1934 at then prevailing market prices.

     On March 29, 2000, VERITAS, Seagate Technology and an investor group including Seagate Technology's management group announced a transaction in which we will acquire all of the shares of our common stock held by Seagate Technology, certain other securities and cash. We are not acquiring Seagate Technology's disc drive business or any other Seagate Technology operating business. In the transaction, we will issue to the Seagate Technology stockholders approximately 109.3 million shares of our common stock for approximately 128 million shares of VERITAS common stock held by Seagate Technology. In addition, we will issue shares of our common stock for certain other securities held by Seagate Technology at the closing date and, at our election, we may also issue shares of our common stock for up to $750 million in retained cash at the closing date. We will be indemnified for liabilities, including tax liabilities and other matters that may arise in connection with the transaction. The transaction is intended to qualify as a tax-free reorganization. For a detailed discussion of this transaction and the related risks, please refer to our Form 8-K that was filed with the SEC on or about April 4, 2000, as well as the joint proxy statement/prospectus to be filed by both Seagate Technology and us in connection with the transaction.

                             STOCKHOLDER PROPOSALS

     If you want us to consider including a proposal in our proxy statement for our 2001 annual meeting of stockholders, you must deliver a copy of your proposal to our Secretary at our principal executive offices at 1600 Plymouth Street, Mountain View, California 94043 no later than December 11, 2000.

     If you intend to present a proposal at our 2001 annual meeting of stockholders, but you do not intend to have it included in our 2000 proxy statement, you must deliver a copy of your proposal to our Secretary at our principal executive offices listed above no later than March 11, 2001 and no earlier than February 9, 2001. If, however, the date of our 2001 annual meeting is more than 30 days before or more than 60 days after the first anniversary of our 2000 annual meeting, your notice of a proposal will be timely if we receive it by the close of business not earlier than the 90th day prior to our 2001 annual meeting and by the later of the 60th day prior to that meeting or the 10th day following the day we publicly announce the date of the 2001 annual meeting. If we do not receive your proposal with this time frame, our management will use its discretionary authority to vote the shares it represents by proxy as our board of directors may recommend.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     In accordance with Section 16(a) of the Securities Exchange Act of 1934 and the regulations of the SEC, our directors, executive officers and holders of more than 10% of our common stock are required to file reports of ownership and changes in ownership with the SEC and the Nasdaq National Market and to furnish us with copies of all of the reports they file.

     Based solely on our review of the copies of the forms furnished to us and written representations from the reporting persons, we are unaware of any failures during 1999 to file Forms 3, 4 or 5 and any failures to file such forms in a timely basis, except that Mark Leslie failed to report three transactions on a timely basis and Kenneth Lonchar failed to report one transaction on a timely basis.

                             ADDITIONAL INFORMATION

     Our annual report to stockholders is being mailed to you with this proxy statement.

                                 OTHER MATTERS

     Our board of directors does not presently intend to bring any other business before the meeting, and so far as is known to the board of directors, no matters are to be acted upon at the meeting other than the matters described above. However, if any other matter should properly come before the meeting, the proxy holders named on the enclosed proxy card will vote the shares for which they hold proxies in their discretion.

                                          By order of the board of directors,

                                          /s/ MARK LESLIE
                                          Mark Leslie
                                          Chief Executive Officer and
                                          Chairman of the Board

Mountain View, California
April 10, 2000

     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING.

PROXY


                          VERITAS SOFTWARE CORPORATION
                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

April 10, 2000

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF VERITAS SOFTWARE CORPORATION.


The undersigned hereby appoints Mark Leslie and Kenneth E. Lonchar, or either of them, each with full power of substitution, to represent the undersigned at the annual meeting of stockholders of VERITAS Software Corporation. The meeting will be held at 8:30 a.m. Pacific Time on Wednesday, May 10, 2000 at our headquarters located at 1600 Plymouth Street, Mountain View, California, 94043 and at any adjournments or postponements of the meeting, and to vote the number of shares the undersigned would be entitled to vote if personally present at the meeting on the following matters:

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE
            TWO NOMINEES, FOR PROPOSAL NO. 2 AND FOR PROPOSAL NO. 3.

                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)




--------------------------------------------------------------------------------
                             -FOLD AND DETACH HERE-

Please mark exactly as indicated this example: [X]

                                                              FOR               WITHHOLDING
                                                                                AUTHORITY
1. ELECTION OF DIRECTORS.                                     [ ]                  [ ]
(Instruction: To withhold authority to vote for
any individual nominee, enter that nominee's name
in the space provided here:-----------------------)

Nominees:  William H. Janeway and Joseph D. Rizzi


                                                               FOR               AGAINST            ABSTAIN
2. TO APPROVE THE AMENDMENT TO OUR RESTATED                    [ ]                [ ]                 [ ]
CERTIFICATE OF INCORPORATION.


                                                               FOR               AGAINST            ABSTAIN
3. TO RATIFY THE SELECTION OF ERNST & YOUNG LLP                [ ]                 [ ]                [ ]
AS OUR INDEPENDENT ACCOUNTANTS FOR THE CURRENT
FISCAL YEAR.
                                                               FOR               AGAINST            ABSTAIN
4. THE TRANSACTION OF SUCH BUSINESS                            [ ]                 [ ]                [ ]
AS MAY PROPERLY COME BEFORE THE MEETING
OR ANY ADJOURNMENT OR POSTPONEMENT
OF THE MEETING.



THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. WHEN NO CHOICE IS INDICATED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE TWO NOMINEES LISTED IN PROPOSAL NO. 1, FOR PROPOSAL NO. 2 AND FOR PROPOSAL NO. 3. In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the meeting or any adjournments or postponements of the meeting to the extent authorized by Rule 14a-4(c) promulgated under the Securities Exchange Act of 1934.


WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, WE URGE YOU TO COMPLETE, DATE, SIGN AND PROMPTLY MAIL THIS PROXY IN THE ENCLOSED RETURN ENVELOPE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING.

Signature(s):                                Dated:                   , 2000
            ---------------------------            --------------------

Please sign exactly as your name(s) appears on your stock certificate. If shares of stock stand of record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign the proxy. If shares of stock are held of record by a corporation, the proxy should be executed by the president or vice president and the secretary or assistant secretary, Executors, administrators or other fiduciaries who execute the above proxy for a deceased stockholder should give their full title. Please date the proxy.


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                             -FOLD AND DETACH HERE-